EXHIBIT 10.17

Consultancy Agreement

Between

ImVisioN GmbH,
located at Feodor-Lynen-Str. 5, 30625 Hannover, Germany

- hereinafter referred as "ImVisioN"-,

and

Productomics AG,
located at Promenade 132A, 7260 Davos, Switzerland

- hereinafter referred as "Consultant" -.

WHEREAS, ImVisioN is a biotechnology company focused on the development of immuno-therapeutics based on its proprietary MAT (Modular-Antigen-Transporter Molecules) technology platform to treat allergic diseases.

WHEREAS, Consultant is a biotechnology company with know-how and expertise focused on molecular biology and molecular allergology.

WHEREAS, ImVisioN desires to engage the services of Consultant as an independent consultant to assist ImVisioN, and Consultant desires to be so engaged.

NOW, THEREFORE in consideration of the above facts and the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Appointment

ImVisioN hereby appoints Consultant to act as independent business consultant to assist ImVisioN with the development of immuno-therapeutics based on its proprietary MAT technology platform to treat allergic diseases in accordance with the terms of this Agreement. Consultant hereby accepts such appointment.

2.	Scope of Services

2.1

Consultant represented by Prof. Dr. Reto Crameri shall assist ImVisioN by providing support with regard to the construction and expression of recombinant MAT-based product candidates as immuno-therapeutics. Consultant agrees to render the services under the terms and conditions set forth in this Agreement. Consultant agrees to complete the services under this Agreement in a satisfactory manner.

2.2	The advice of Consultant shall be supplied orally to the Management of ImVisioN and upon request of ImVisioN, the Consultant will submit written reports on specific issues.

2.3

Consultant shall have no power of attorney for ImVisioN. In particular, he shall not be entitled to or undertake any encashments for ImVisioN. Consultant shall not and under no circumstance act on behalf of ImVisioN. Consultant shall clearly communicate to any third party contacted in his function as consultant to ImVisioN his legal status in relation to ImVisioN.

2.4	Consultant shall provide consulting services of up to 4 (four) days per months to the Company. Any additional consulting services shall be mutually agreed by the parties.

3.	Information duties

3.1	Consultant shall regularly keep ImVisioN informed as to the progress and status of Consultant’s activities under this Agreement.

3.2	ImVisioN shall provide Consultant with all relevant information, documents and support required for the performance of Consultant’s services.

4.	Fees

4.1	As a payment for the services under this Agreement, Consultant shall be entitled to a monthly consulting fee of € 4.000 (four thousand) (plus VAT, if applicable).

This monthly consulting fee shall compensate the Consultant for consulting services of up to 4 (four) days per calendar month. In case the services requested by ImVisioN and provided by Consultant exceed 4 (four) days for a calendar month over a period of 6 (six) consecutive calendar months, the Consultant shall receive an extra consulting fee of € 1.000 (one thousand) (plus VAT, if applicable) per consulting day for every consulting day exceeding 4 (four) days per month. In such case, Consultant shall submit to ImVisioN an invoice for such extra consulting services. Except as set forth in this Agreement, Consultant shall not be entitled to any other compensation or benefits for his services to ImVisioN.

4.2

Reasonable travel costs, costs for accommodation, meal costs and other expenses which the Consultant incurs in performing his consultancy services under this Agreement shall be reimbursed by ImVisioN after submission of an expense report with corresponding bills at the end of each calendar month.

4.3

Any and all tax liabilities, social security charges or levies of a similar nature arising out of or in connection with the Consultant’s services to ImVisioN hereunder shall be borne exclusively by the Consultant.

5.	Competition

Consultant represents to ImVisioN that Consultant is not a party to any agreement to provide consulting services to any other party, firm, or company on matters relating to the development of immuno-therapeutics for the treatment of allergic diseases. During the term of this Agreement, the Consultant shall not consult with any entity in the pharmaceutical industry other than the Company on matters relating to the development of allergen-based immuno-therapeutics to treat allergic diseases.

6.	Confidential Information

6.1

In consideration of, and reliance upon, the covenants of Consultant and ImVisioN herein contained, the parties have or will disclose to each other certain information (hereinafter referred to as "Confidential Information"), including, without limitation, information concerning future or proposed products, financial performance and projections, customers, employees, contracts, strategic relationships, marketing plans and business plans and other information. All documents, disclosures and written or oral statements disclosed by a party (the "Disclosing Party") to the other party (the "Receiving Party") shall be deemed "Confidential Information" if clearly marked so. Except as provided herein, "Confidential Information" shall include, without limitation, proprietary, technical, marketing, operating, performance, cost, business pricing policies, programs, inventions, discoveries, trade secrets, techniques, processes, source code, unlinked object modules, computer programming techniques, and all record bearing media containing or disclosing such information and techniques disclosed pursuant to this Agreement.

The Agreement itself and its content, as well as the identity of the parties shall be considered Confidential Information as well.

6.2	The obligations of this Agreement hereof shall not apply to any information if:

	a)	it was in the public domain at the time of communication to the Receiving Party or is later placed in the public domain by the Disclosing Party;

	b)	it entered the public domain through no fault of the Receiving Party subsequent to the time of disclosure hereunder to the Receiving Party;

	c)	it was in the Receiving Party's possession free of any obligation of confidence prior to disclosure hereunder.

6.3	a)	The Receiving Party shall not disclose, publish or communicate the Confidential Information to any third party without the prior written consent of the Disclosing Party.

b)

The Receiving Party shall not use the Confidential Information nor circulate it within its own organisation except to the extent necessary or desirable for negotiations, discussions and consultations with personnel or authorized representatives of the parties, relating to the purposes of this Agreement.

c)

The Receiving Party shall use its best efforts to prevent inadvertent disclosure of the Confidential Information to unauthorized personnel or to any other third party, including establishing and monitoring internal procedures regarding the Confidential Information which are at least as protective as the protection the Receiving Party affords its own Confidential Information. The Receiving Party shall immediately notify the Disclosing Party if the Confidential Information is used, distributed, or communicated in a manner not authorized under this Agreement.

d)

Upon demand or, if not otherwise demanded, upon the termination of such project or purposes, the Confidential Information and all copies thereof and notes made therefrom shall be immediately destroyed by the Receiving Party or returned to the Disclosing Party. If destroyed, the Receiving Party shall certify in writing to the Disclosing Party that all such information, including all copies, has been destroyed.

7.	Intellectual Property

Intellectual property invented, created, written, developed, or produced as a result of Consultant's consulting services to ImVisioN pursuant to this Agreement, whether produced by the Consultant or any of its/his employees or agents while working for ImVisioN under this Agreement, is and shall be the sole property of ImVisioN. "Intellectual Property" includes any inventions, patents, trademarks, copyrights, software programs or developments or enhancements, ideas, creations, articles and any similar property. Consultant shall promptly provide

ImVisioN, whether during or after the term of this Agreement, with those documents and signatures reasonably required by ImVisioN to vest ownership of the Intellectual Property in ImVisioN, and Consultant agrees to take any and all action reasonably necessary to vest such ownership in ImVisioN. ImVisioN alone has the right to use, sell, patent or license its Intellectual Property.

8.	Term, Termination

This Consultancy Agreement shall become effective at the beginning of the month following the transfer of 100 % of the shares of ImVisioN to Nextech Ventures LP and shall be concluded for an indefinite period of time, provided, however, that this Agreement may be regularly terminated by either party on one month’s notice with effect to the end of a calendar month. The right to terminate this Consultancy Agreement without prior notice for serious reasons remains unaffected for both parties. Termination of this Agreement must be made in writing. ImVisioN shall inform the Consultant as soon as its shares have been transferred in accordance with the first sentence above.

9.	Assignment

This Agreement is personal to the Consultant and he shall not be entitled to assign, delegate or subcontract his obligations hereunder to any third party without prior written consent of ImVisioN.

10.	Miscellaneous

10.1

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof. Any change or amendment to this Agreement requires written consent of the parties, including the amendment of this subsection.

10.2

In the event that a provision or a part of a provision of this Agreement should be or become ineffective, this shall not affect the validity of the other provisions of this Agreement and of the Agreement on the whole. The parties hereby agree to replace the ineffective provision by an effective provision, representing the parties intention at the time of conclusion of this contract. The same shall apply in case of a gap within this Agreement.

10.3	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to its conflict of law provisions

Davos, 16.03.2005	Hannover, 31.03.2005
Productomics AG	ImVisioN GmbH
/s/ iur. Hj. Kistler	/s/ Martin Steiner	/s/ H. Rose
Dr. iur. Hj. Kistler	Dr. M. Steiner, CEO	Dr. H. Rose, COO